Exhibit 107

Calculation of Filing Fee Table

Form S-8

Castle Biosciences, Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	2022 Inducement Plan, Common Stock, $0.001 per share	Other	700,000	$24.32	$17,024,000.00	$0.0001381	$2,351.01
Total Offering Amounts:						$17,024,000.00		$2,351.01
Total Fee Offsets:								$0.00
Net Fee Due:								$2,351.01

Offering Note
1	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, par value $0.001 per share (“Common Stock”), of Castle Biosciences, Inc. (the “Registrant”) that become issuable under the Registrant’s 2022 Inducement Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

The proposed maximum offering price per unit and proposed maximum aggregate offering price are estimated pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee, which is calculated based upon the average of the high and low prices of the Common Stock on October 27, 2025, as reported on the Nasdaq Global Market, which date is within five business days prior to the filing of this Registration Statement.

	The amount registered represents the 700,000 shares of Common Stock added to the reserve of shares under the Inducement Plan as inducement grants under Nasdaq Listing Rule 5635(c)(4).